SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d)
                OF THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):  June 22, 2000

                            ALCOA INC.

     (Exact name of registrant as specified in its charter)


        Pennsylvania              1-3610          25-0317820

(State or other jurisdiction  (Commission File  (I.R.S. Employer
      of incorporation)           Number)      Identification No.)


201 Isabella Street, Pittsburgh, Pennsylvania         15212-5858

  (Address of principal executive offices)            (Zip code)

        Office of Investor Relations       412-553-2231
        Office of the Secretary            412-553-4707

      (Registrant's telephone number including area code)


Item 5. Other Events.

The Registrant issued the following press release on June 22, 2000:

        PITTSBURGH, June 22, 2000 - Alcoa Inc. announced that it has learned of a CSFB report, issued today and authored by Tom VanLeeuwen, which discusses new technology in the aluminum smelting process.

        Given the uncertainty and risk involved in any new technology, it has been Alcoa's policy not to comment on pre-commercial developments until trials are completed.

        But, in light of this report, Alcoa confirmed that it has been working on new developments in inert anode technology and that the United States Patent and Trade Office has granted the company patents related to these advanced smelting process technologies.

        Assuming the technology proves to be commercially feasible, the company believes that it will be able to convert its existing potlines to this new technology, resulting in significant operating cost and capital investment savings. The new technology will also generate substantial environmental benefits in the form of reduction and elimination of certain emissions.

        Alcoa confirmed that the inert anode technology is currently being evaluated in commercial cell trials at an Alcoa plant, and the trials are producing encouraging results.

        Testing is continuing and no timetable has been established for commercial use.

        Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina. It is active in all major segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa has over 300 operating locations in 36 countries. Revenues for 1999 were $16.3 billion.

Some of the statements included in this news release may be forward-looking. Actual results may differ materially from those projected. Factors such as changes in economic conditions in the markets we serve, or others discussed in our latest quarterly and annual reports filed with the Securities and Exchange Commission, could cause actual results to differ materially from those expressed.

                                        ALCOA INC.


                                        By  /s/Richard B. Kelson
Date: June 22, 2000                         Richard B. Kelson
                                            Executive Vice President
                                            and Chief Financial Officer